Exhibit 99.1

Nature Vision Inc. announces the sale of the Norman photographic product line

Brainerd, MN—October 20, 2006—Nature Vision Inc. (NASDAQ:NRVN), the nation’s leading manufacturer and distributor of underwater viewing systems, on Friday, October 20, 2006, announced the sale of its Norman photography product line to Promark International, Inc.

The transaction provided for a total purchase price of approximately $2,400,000, including the assumption of a $300,000 three year note. The transaction involved the sale of inventory, equipment and certain other assets relating to the Norman photography product line. The transaction was negotiated at arms length and prior to the transaction Nature Vision and Promark International, Inc. had no material relationship.

Nature Vision continues to operate two distinct divisions, the Nature Vision Division for outdoor recreation products, located in Brainerd, Minnesota, and the Vaddio Products Division for audio visual peripheral equipment, located in Minneapolis, Minnesota.

Our long-term growth plans will be in the outdoor recreation markets. This growth is expected to be generated organically and through strategic acquisitions.

Nature Vision is a leading outdoor recreation company that continues to reinvent the outdoor experience with innovative, top-quality products. We design, manufacture and market a portfolio of winning brands across two categories: Outdoor Recreation and Audio-Visual peripheral equipment. Brand names include, Aqua-Vu, Genz Stix, Buzz Stix, Game-Vu, Well-Vu, and Vaddio. We have 2 domestic locations, employ 41 people and reported annual sales of $24.3 million in 2005.

Visit Nature Vision online at www.NatureVisionInc.com.

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are “forward-looking statements,” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements, and often contain words such as “expects,” “anticipates,” “intends,” “plan,” or “will.” Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; our success in implementing its strategic plan, including its focus on innovation; actions of companies that compete with us; our success in managing inventory; movements in foreign currencies or interest rates; the success of suppliers and customers; the ability to deploy our capital successfully; adverse weather conditions; and other risks and uncertainties identified in our filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Nature Vision Inc.
Michael R. Day, (218)825-0733